Exhibit 99.1

News Release
Corporate Headquarters: 1144 East Market Street, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

MEDIA CONTACT:	Keith Price
330-796-1863
ANALYST CONTACT:	Pat Stobb
330-796-6704

FOR IMMEDIATE RELEASE
Goodyear Reports Third Quarter Results
Third Quarter highlights include:
•	Sales increased 2% to third quarter record $5.2 billion

•	Revenue per tire excluding translation increased 8%

•	Continued strength in international markets

•	Price/mix improvement offsets raw material cost increases

•	Segment operating income $266 million

•	Income from continuing operations $31 million

•	4-point cost savings plan to significantly surpass target, $1.6 billion achieved to date

•	VEBA trust approved by federal court, $1.1 billion in OPEB liabilities eliminated
          AKRON, Ohio, November 3, 2008 – The Goodyear Tire & Rubber Company today reported record third quarter sales driven by growth in international markets.
          The company’s third quarter sales of $5.2 billion increased 2 percent from last year as improved pricing, a richer product mix and strength in international markets more than offset lower volume, most notably in North America and Europe. Also impacting sales was the 2007 divestiture of the company’s T&WA tire mounting business, which contributed sales of $145 million in last year’s third quarter.
          Revenue per tire, excluding the impact of foreign currency translation, increased 8 percent over the 2007 quarter, reflecting worldwide gains in pricing and product mix generated by the company’s strategy to focus on high-value-added tires.
          “Goodyear’s solid third quarter concludes a strong nine months of performance, reflecting the successful execution of our business strategies and continued strength in our international businesses,” said Robert J. Keegan, chairman and chief executive officer.
          “The tire industry is facing challenging business conditions as the global financial crisis and slowing economic conditions are impacting consumer demand in all regions. Our results reflect the economic reality of weakened industry demand and the associated cost impact of production cuts we initiated during the quarter,” he added.
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          “Our leadership team has the experience to operate effectively under these conditions and is taking decisive actions necessary to lessen the impact of falling industry demand. In this environment, you can expect Goodyear associates to drive business innovation, aggressively target costs and advance our business strategies,” Keegan said.
          “The strength of our strategies and the proactive measures we are taking to address economic challenges position Goodyear well to maximize performance now and when industry demand recovers.”
          Third quarter 2008 income from continuing operations was $31 million (13 cents per share). This compares to $159 million (67 cents per share) last year. Goodyear had net income of $668 million ($2.75 per share) in the 2007 third quarter, including a gain of $517 million ($2.12 per share) on the sale of its former Engineered Products business. All per share amounts are diluted.
          The 2008 quarter was impacted by net rationalization charges and accelerated depreciation of $46 million (19 cents per share), a loss on settlement of postretirement healthcare obligations in connection with the establishment of a Voluntary Employees’ Beneficiary Association (VEBA) of $13 million (5 cents per share), expenses related to Hurricanes Gustav and Ike of $7 million (3 cents per share), discrete net tax charges related primarily to German operations of $6 million (2 cents per share), charges related to the exit of its Moroccan business of $5 million (2 cents per share) and a gain on asset sales of $2 million (1 cent per share). All amounts are after taxes and minority interest.
          The 2007 quarter was impacted by net rationalization charges and accelerated depreciation of $6 million (2 cents per share), tax expense related primarily to a German tax law change of $12 million (5 cents per share) and a gain on asset sales of $10 million (4 cents per share). All amounts are after taxes and minority interest.
          See the table at the end of this release for a list of significant items impacting continuing operations from the 2008 and 2007 third quarters.
          Goodyear made significant progress during the third quarter on its four-point plan to achieve more than $2 billion in cost savings from 2006 through 2009. “We have now achieved $1.6 billion in savings and are clearly on a path to significantly surpass $2 billion,” Keegan said.
          During the quarter, Goodyear sought redemption of $360 million invested in The Reserve Primary Fund. This fund has temporarily frozen withdrawals. As a result, Goodyear has reclassified this $360 million in cash to other current assets. On October 31, the company received $183 million from the fund.
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Business Segments
          Total segment operating income was $266 million in the third quarter of 2008, down $116 million from the 2007 period. Reductions in tire production due to weak industry demand and the resulting impact on overhead absorption, along with inflationary cost increases, were the primary drivers of higher conversion costs of $150 million during the third quarter of 2008.
          Improved pricing and product mix of $280 million in the third quarter of 2008 more than offset increased raw material costs of $238 million.
          Foreign currency translation positively impacted sales by $113 million and segment operating income by $8 million in the quarter.
          Asia Pacific Tire and Europe, Middle East and Africa Tire achieved record third quarter sales. Latin American Tire’s sales were a record for any quarter.
          Asia Pacific Tire and Latin American Tire had third quarter record segment operating income.
          See the disclosure at the end of this release for further explanation and a segment operating income reconciliation table.

North American Tire	Third Quarter		Nine Months
(in millions)	2008	2007	2008	2007
Tire Units	18.1	20.7	54.2	60.7
Sales	$2,185	$2,285	$6,312	$6,578
Segment Operating (Loss) Income	(19)	66	37	99
Segment Operating Margin	(0.9)%	2.9%	0.6%	1.5%
          North American Tire’s third quarter sales were down $100 million compared to the 2007 period. Impacting sales was the 2007 divestiture of the company’s T&WA tire mounting business, which contributed sales of $145 million in the third quarter of 2007. Also, tire volume declined 12.4 percent reflecting significantly weaker market demand in both the original equipment and consumer replacement markets. Sales in the 2008 quarter were positively impacted by improved pricing and product mix and market share gains for Goodyear-branded consumer replacement tires.
          Third quarter segment operating income decreased $85 million compared to the 2007 quarter due to lower sales and production levels, which resulted in unabsorbed overhead. Lower SAG costs were a partial offset. Pricing and product mix improvements of $109 million offset increased raw material costs of $109 million.
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Europe, Middle East
and Africa Tire	Third Quarter		Nine Months
(in millions)	2008	2007	2008	2007
Tire Units	19.7	20.7	58.5	60.6
Sales	$1,936	$1,864	$5,910	$5,311
Segment Operating Income	134	176	457	441
Segment Operating Margin	6.9%	9.4%	7.7%	8.3%
          Europe, Middle East and Africa Tire third quarter sales increased 4 percent over last year as a result of improved pricing and product mix and the favorable impact of currency translation, which more than offset lower volume, particularly in the consumer replacement market. Sales in the 2008 third quarter were positively impacted by market share gains for Goodyear- and Dunlop-branded consumer replacement tires.
          Third quarter segment operating income decreased $42 million from 2007 due to lower production levels, which resulted in unabsorbed overhead. Pricing and product mix improvements of $71 million more than offset $59 million in higher raw material costs.

Latin American Tire	Third Quarter		Nine Months
(in millions)	2008	2007	2008	2007
Tire Units	5.3	5.5	15.9	16.3
Sales	$581	$491	$1,683	$1,359
Segment Operating Income	101	99	318	267
Segment Operating Margin	17.4%	20.2%	18.9%	19.6%
          Latin American Tire sales increased 18 percent from the third quarter of 2007 due to improved pricing and product mix and the favorable impact of currency translation. Lower volume was a partial offset.
          Third quarter 2008 segment operating income increased 2 percent from last year due to improved pricing and product mix of $61 million, which more than offset higher raw material costs of $40 million. Results were also favorably impacted by currency translation.

Asia Pacific Tire	Third Quarter		Nine Months
(in millions)	2008	2007	2008	2007
Tire Units	5.1	4.8	15.4	14.1
Sales	$470	$424	$1,448	$1,236
Segment Operating Income	50	41	151	111
Segment Operating Margin	10.6%	9.7%	10.4%	9.0%
          Asia Pacific Tire third quarter sales were 11 percent higher than the 2007 period primarily due to improved pricing and product mix. Sales in the 2008 quarter were positively impacted by strong volume growth for Goodyear-branded high-value-added tires in the consumer replacement market, most notably in Australia and China.
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          Segment operating income increased 22 percent in the 2008 third quarter, primarily due to improved pricing and product mix of $39 million, which more than offset higher raw material costs of $30 million.
Year-to-Date Results
          Goodyear’s sales for the first nine months of 2008 were a record $15.4 billion, a 6 percent increase over 2007 despite a 5 percent decline in tire unit volume. Impacting sales was the 2007 divestiture of the company’s T&WA tire mounting business, which contributed sales of $481 million in the first nine months of 2007.
          Segment operating income was $963 million in the first nine months of 2008, up $45 million from the 2007 period.
          Income from continuing operations for the first nine months of 2008 was $253 million ($1.04 per share). This compares to $78 million (39 cents per share) last year. Goodyear had net income of $550 million ($2.44 per share) in the first nine months of 2007, including the gain on the sale of the Engineered Products business. All per share amounts are diluted.
          Improved pricing and product mix of $682 million in the first nine months of 2008 more than offset increased raw material costs of $361 million.
          Revenue per tire, excluding the impact of foreign currency translation, was up 8 percent over 2007’s first nine months.
          “Our performance under challenging conditions this year demonstrates the capabilities of the business model we have put in place and the operating leverage we expect to harness once industry conditions improve,” said Keegan.
Conference Call
          Goodyear will hold an investor conference call at 10 a.m. today. Prior to the commencement of the call, the company will post the financial and other related information that will be presented on its investor relations Web site: investor.goodyear.com.
          Participating in the conference call with Keegan will be Darren R. Wells, executive vice president and chief financial officer.
          Investors, members of the media and other interested persons may access the conference call on the Web site or via telephone by calling (706) 634-5954 before 9:45 a.m. A taped replay will be available later today by calling (706) 645-9291. The replay will remain available on the Web site.
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          Goodyear is one of the world’s largest tire companies. Fortune magazine named Goodyear the World’s Most Admired Motor Vehicle Parts Company in its 2008 list of the World’s Most Admired Companies. The publication ranked Goodyear No. 1 in innovation, people management, use of assets and global orientation. The company is also listed on Forbes magazine’s list of the Most Respected Companies in America and its list of the Most Trustworthy Companies in America and CRO magazine’s ranking of the 100 Best Corporate Citizens. Goodyear employs about 70,000 people and manufactures its products in more than 60 facilities in 25 countries around the world. For more information about Goodyear, go to www.goodyear.com/corporate.
          Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, which affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: actions and initiatives taken by both current and potential competitors; increases in the prices paid for raw materials and energy; our ability to realize anticipated savings and operational benefits from our cost reduction initiatives or to implement successfully other strategic initiatives; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; potential adverse consequences of litigation involving the company; pension plan funding obligations; deteriorating economic conditions or an inability to access capital markets; as well as the effects of more general factors such as changes in general market or economic conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.
(Financial statements follow.)
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The Goodyear Tire & Rubber Company and Subsidiaries
Consolidated Statements of Income
(unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except per share amounts)	2008	2007	2008	2007
NET SALES	$5,172	$5,064	$15,353	$14,484
Cost of Goods Sold	4,316	4,051	12,473	11,759
Selling, Administrative and General Expense	627	670	1,997	2,025
Rationalizations	34	2	134	24
Interest Expense	73	106	238	351
Other (Income) and Expense	4	(33)	(24)	(14)

Income from Continuing Operations before Income Taxes and Minority Interest	118	268	535	339
United States and Foreign Taxes	66	95	217	209
Minority Interest	21	14	65	52

Income from Continuing Operations	31	159	253	78

Discontinued Operations	—	509	—	472

NET INCOME	$31	$668	$253	$550

Income Per Share — Basic
Income from Continuing Operations	$0.13	$0.76	$1.05	$0.40
Discontinued Operations	—	2.41	—	2.41

Net Income Per Share — Basic	$0.13	$3.17	$1.05	$2.81

Weighted Average Shares Outstanding	241	211	241	196

Income Per Share — Diluted
Income from Continuing Operations	$0.13	$0.67	$1.04	$0.39
Discontinued Operations	—	2.08	—	2.05

Net Income Per Share — Diluted	$0.13	$2.75	$1.04	$2.44

Weighted Average Shares Outstanding	243	244	243	229
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The Goodyear Tire & Rubber Company and Subsidiaries
Consolidated Balance Sheets
(unaudited)

	September 30,	December 31,
(In millions)	2008	2007
Assets:
Current Assets:
Cash and Cash Equivalents	$1,606	$3,463
Restricted Cash	178	191
Accounts Receivable, less Allowance - $90 ($88 in 2007)	3,681	3,103
Inventories:
Raw Materials	715	591
Work in Process	147	147
Finished Products	2,998	2,426

	3,860	3,164
Prepaid Expenses and Other Current Assets	632	251

Total Current Assets	9,957	10,172
Goodwill	715	713
Intangible Assets	162	167
Deferred Income Tax	68	83
Other Assets	421	458
Property, Plant and Equipment less Accumulated Depreciation - $8,506 ($8,329 in 2007)	5,720	5,598

Total Assets	$17,043	$17,191

Liabilities:
Current Liabilities:
Accounts Payable-Trade	$2,602	$2,422
Compensation and Benefits	770	897
Other Current Liabilities	816	753
United States and Foreign Taxes	259	196
Notes Payable and Overdrafts	276	225
Long Term Debt and Capital Leases due within one year	80	171

Total Current Liabilities	4,803	4,664
Long Term Debt and Capital Leases	5,035	4,329
Compensation and Benefits	2,026	3,404
Deferred and Other Noncurrent Income Taxes	266	274
Other Long Term Liabilities	713	667
Minority Equity in Subsidiaries	986	1,003

Total Liabilities	13,829	14,341

Commitments and Contingent Liabilities

Shareholders’ Equity:
Preferred Stock, no par value:
Authorized, 50 shares, unissued	—	—
Common Stock, no par value:
Authorized, 450 shares, Outstanding shares – 241 (240 in 2007) after deducting 10 treasury shares (10 in 2007)	241	240
Capital Surplus	2,699	2,660
Retained Earnings	1,855	1,602
Accumulated Other Comprehensive Loss	(1,581)	(1,652)

Total Shareholders’ Equity	3,214	2,850

Total Liabilities and Shareholders’ Equity	$17,043	$17,191

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Non-GAAP Financial Measures
          This earnings release presents total segment operating income and net debt, each of which are important financial measures for the company but are not financial measures defined by GAAP.
          Total segment operating income is the sum of the individual strategic business units’ segment operating income as determined in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information.” Management believes that total segment operating income is useful because it represents the aggregate value of income created by the company’s SBUs and excludes items not directly related to the SBUs for performance evaluation purposes. See the table below for the reconciliation of total segment operating income.
          Net debt is total debt (the sum of long term debt and capital leases, notes payable and overdrafts, and long-term debt and capital leases due within one year) minus cash and cash equivalents. Management believes net debt is an important measure of liquidity, which it uses as a tool to assess the company’s capital structure and measure its ability to meet its future debt obligations. Cash and cash equivalents are subtracted from the GAAP measure because they could be used to reduce our debt obligations. See the table below for the reconciliation of net debt.
Total Segment Operating Income Reconciliation Table

	Quarter Ended
	Sept. 30,
	(unaudited)
(In millions)	2008	2007
Total Segment Operating Income	$266	$382
Rationalizations	(34)	(2)
Accelerated depreciation	(13)	(6)
Interest expense	(73)	(106)
Interest income	13	36
Corporate incentive and stock based compensation plans	7	(22)
Intercompany profit elimination	7	—
Curtailments/Settlements	(11)	—
Financing fees and financial instruments	(10)	(11)
Asset sales	4	10
Hurricane losses — insurance deductible	(7)	—
Retained net expenses of discontinued operations	—	(1)
Other	(31)	(12)

Income from continuing operations before income taxes and minority interest	118	268
U.S. and foreign taxes	(66)	(95)
Minority interest	(21)	(14)

Income from continuing operations	31	159
Discontinued operations	—	509

Net Income	$31	$668

Net Debt Reconciliation Table

	Sept. 30,	Dec. 31,
(In millions)	2008	2007
Long Term Debt and Capital Leases	$5,035	$4,329
Notes Payable and Overdrafts	276	225
Long Term Debt and Capital Leases Due Within One Year	80	171

Total Debt	5,391	4,725
Less: Cash and Cash Equivalents	1,606	3,463

Net Debt	$3,785	$1,262

Change in Net Debt	$2,523

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Third Quarter Significant Items (after taxes and minority interest) Impacting Continuing Operations
2008
•	Net rationalization charges and accelerated depreciation, $46 million (19 cents per share).
•	Loss on settlement of postretirement healthcare obligations in connection with the establishment of a Voluntary Employees’ Beneficiary Association (VEBA), $13 million (5 cents per share).
•	Expenses related to Hurricanes Gustav and Ike, $7 million (3 cents per share).
•	Discrete net tax charges related primarily to German operations, $6 million (2 cents per share).
•	Charges related to the exit of Moroccan business, $5 million (2 cents per share).
•	Gain on asset sales, $2 million (1 cent per share).
2007
•	Net rationalization charges and accelerated depreciation, $6 million (2 cents per share).
•	Reduced value of deferred tax assets primarily due to tax rate reduction in Germany, $12 million (5 cents per share).
•	Gain on asset sales, $10 million (4 cents per share).
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